Exhibit 99.1
NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES ELECTION OF WAYNE HOOVESTOL AS CHAIRMAN OF THE BOARD

AND NAMES SENIOR MANAGEMENT TEAM

OMAHA, NE – October 21, 2008 (Market Wire) – Green Plains Renewable Energy, Inc. (NASDAQ: GPRED) announces the election of Wayne B. Hoovestol as Chairman of the Board of Directors, effective October 15, 2008. Hoovestol first joined Green Plains’ Board of Directors in March 2006, and has led the Company as its Chief Executive Officer since February 2007.

Hoovestol was elected Chairman at the first meeting of the Board of Directors following closing of the Company’s merger with VBV LLC and its subsidiaries (“VBV”) on October 15, 2008.  As part of this merger, Green Plains added an operating ethanol plant in Indiana and an ethanol plant in Tennessee under construction that is nearing completion, along with an ethanol marketing and distribution business with national scope.  Simultaneously at closing, certain of VBV’s equity holders invested $60 million in Green Plains’ common stock by purchasing an additional six million shares at a price of $10 per share. The post-merger Company is one of the largest publicly-traded ethanol production companies, consisting of four ethanol plants and complementary grain, agronomy, feed, fuel, and ethanol marketing and distribution operations.

“As a result of the merger and additional cash investment, Green Plains is uniquely positioned to pursue new opportunities for strategic growth,” said Hoovestol. “I look forward to working closely with the new members of our Board as we strive to increase shareholder value.”

As Chairman, Hoovestol succeeds Robert D. Vavra who voluntarily resigned from the Board of Directors upon completion of the VBV merger.  Four other directors – Dan E. Christensen, R. Stephen Nicholson, David A. Hart and Michael A. Warren – also voluntarily resigned upon completion of the merger.

“We greatly appreciate the dedicated service of Bob Vavra and the other outgoing directors,” said Hoovestol.  “During their tenure, Green Plains built two ethanol plants, acquired the agribusiness operations of Great Lakes Cooperative and completed the merger with VBV.  As a result of the leadership of these directors, Green Plains is positioned to generate a billion dollars in revenues in 2009.”

In addition to being named Chairman, Hoovestol will continue to serve as Chief Executive Officer for a period of up to one year.  Thereafter, Todd A. Becker, who was named as President and Chief Operating Officer following the closing of the merger, is expected to be named Chief Executive Officer.  Jerry L. Peters remains as Chief Financial Officer.

Green Plains’ Board of Directors also appointed the following senior officers, effective as of October 15, 2008: (1) Steve Bleyl as Executive Vice-President – Ethanol Marketing; (2) Ron Gillis as Executive Vice-President – Finance and Treasurer, and (3) Edgar Seward as Executive Vice-President – Plant Operations.  Other corporate officers are: (1) Ryan Armasu as Vice President – Plant Management, (2) Glen Kampschneider as Vice President and Corporate Controller, (3) Paul Kolomaya as Vice President – Commodity Finance, (4) Tom Pauldine as Vice President – Human Resources and (5) Scott Poor as Assistant Secretary.

About Green Plains

Green Plains, based in Omaha, Nebraska, has the strategy of becoming a vertically-integrated, low-cost ethanol producer. Green Plains’ Ethanol segment operates two ethanol plants in Iowa and an additional ethanol plant in Indiana with a combined expected operating capacity of 220 million gallons of ethanol per year. Additionally, an ethanol plant in Tennessee, with an expected annual operating capacity of 110 million gallons, is expected to become operational in the fourth quarter of 2008. Green Plains’ Agribusiness segment operates grain storage facilities and complementary agronomy, feed, and fuel businesses.  Green Plains has a grain storage capacity of approximately 22 million bushels.

Due to the recent merger, Green Plains will temporarily trade under the symbol “GPRED” until November 10, 2008. Thereafter, Green Plains will revert back to the trading symbol “GPRE.”

This news release may contain, among other things, certain forward-looking statements, with respect to Green Plains, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Green Plains, including, without limitation, statements preceded by, followed by or that include the words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "projects," "outlook" or similar expressions. Although we believe that our expectations regarding future events are based on reasonable assumptions, any or all forward-looking statements in this report may turn out to be incorrect. They may be based on inaccurate assumptions or may not account for known or unknown risks and uncertainties. Consequently, no forward-looking statement is guaranteed, and actual future results may vary materially from the results expressed or implied in our forward-looking statements. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

Green Plains Renewable Energy, Inc.

(402) 884-8700

www.gpreinc.com

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